Exhibit 10.3

Gar Wood Securities, LLC
440 S. LaSalle Street
Suite 2201
Chicago, Illinois 60605

January 12, 2010

Mr. Su Zhonghao
China Green Material Technologies, Inc.
27F(Changqing Building), 172 Zhongshan Road
Harbin City, China 150040

Dear Mr. Su:

The purpose of this agreement (the "Agreement") is to set forth the terms and conditions pursuant to which Gar Wood Securities, LLC ("Gar Wood") shall act as placement agent for China Green Material Technologies, Inc., a Nevada corporation (the "Company"), in connection with a proposed private placement of common stock of the Company (the "Securities") slated to close on or about January 15, 2010 (the "Private Placement"). The gross proceeds from the Private Placement are proposed to be up to $4,770,000. The terms of such "best efforts" Private Placement, including closing conditions and the Securities to be purchased are set forth in a Securities Purchase Agreement dated on or about January 12, 2010 by and among the Company and the purchasers set forth on the signature pages thereto.

The parties hereto hereby agree that the fees and compensation payable to Gar Wood in connection with the Private Placement, which fees and compensation the Company shall direct ARC China, Inc., a Shanghai corporation ("ARC"), to pay at the closing of the Private Placement, are as follows:

●
A cash fee equal to one percent (1%) of the gross proceeds raised in the Private Placement, payable immediately upon the closing and funding of any portion of the Private Placement placed with an accredited individual investor or bank, finance company, hedge fund or similar institution.

All amounts payable hereunder shall be paid to Gar Wood by ARC at the direction of the Company out of an escrow account at the closing or by such other means acceptable to Gar Wood, along with any reasonable out of pocket expenses incurred by Gar Wood in carrying out the Private Placement.

The parties hereto agree to an Arbitration Agreement.  Any and all controversies, disputes or claims between the undersigned parties arising out of, in connection with, from or with respect to any provisions of or the validity of the agreement or any related agreements shall be conducted pursuant to the code of arbitration procedure of FINRA.  Arbitration must be commenced by service of a written demand for arbitration or a written notice of intention to arbitrate.  The decision and award of the arbitrator(s) shall be conclusive and binding upon all parties, and any judgment upon any award rendered may be entered in a court having jurisdiction thereof, and no parties shall oppose such entry.

The Company and Gar Wood hereby agree to the terms and conditions of the Indemnification Agreement attached hereto as Appendix A with the same force and effect as if such terms and conditions were set forth at length herein.

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understanding with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,
GAR WOOD SECURITIES, LLC

By:	/s/ Dennis Gerecke
Dennis Gerecke, Chief Operating Officer

ACCEPTED AND AGREED TO:

CHINA GREEN MATERIAL TECHNOLOGIES, INC.

By:  /s/ Su Zhonghao
Mr. Su Zhonghao, Chief Executive Officer

ARC China, Inc.

By:  /s/ Adam M. Roseman
Adam M. Roseman, Chief Executive Officer

APPENDIX A

INDEMNIFICATION AGREEMENT

Appendix A to Letter Engagement Agreement (the "Agreement"), dated January 12, 2010 by and between China Green Material Technologies, Inc. and its related entities (collectively, the "Company"), Gar Wood Securities, LLC (“Gar Wood”) and ARC China, Inc.

The Company agrees to indemnify and hold Gar Wood and its affiliates, control persons, directors, officers, employees and agents (each an "Indemnified Person") harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not Gar Wood or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of Gar Wood's entering into or performing services under this Agreement, or arising out of any matter referred to in this Agreement. This indemnity shall also include Gar Wood's and/or any such other Indemnified Person's reasonable attorneys' and accountants' fees and out-of-pocket expenses incurred in such investigations, actions, proceedings or disputes which fees, expenses and costs shall be periodically reimbursed to Garwood and/or to any such other Indemnified Person by the Company as they are incurred; provided, however, that the indemnity herein set forth shall not apply to an Indemnified Person where a court of competent jurisdiction has made a final determination that such Indemnified Person acted in a grossly negligent manner or engaged in willful misconduct in the performance of the services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination the indemnification and reimbursement provisions hereinabove set forth shall apply and the Company shall perform its obligations hereunder to reimburse Gar Wood and/or each such other Indemnified Person periodically for its, his or their fees, expenses and costs as they are incurred). The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with any act or omission to act as a result of its engagement under this Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that is found in a final determination by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct.

If for any reason, the foregoing indemnification is unavailable to Gar Wood or any such other Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Gar Wood or any such other Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and Gar Wood or any such other Indemnified Person on the other hand, but also the relative fault of the Company and Gar Wood or any such other Indemnified Person, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by Gar Wood and any such other Indemnified Person hereunder exceed the amount of fees actually received by Gar Wood.

Company hereinabove set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Gar Wood and any other Indemnified Person.

The terms and conditions hereinabove set forth in this Appendix A shall survive the termination and expiration of this Agreement and shall continue indefinitely thereafter.

Very truly yours,
GAR WOOD SECURITIES, LLC

By:	/s/ Dennis Gerecke
Dennis Gerecke, Chief Operating Officer

ACCEPTED AND AGREED TO:

CHINA GREEN MATERIAL TECHNOLOGIES, INC.

By:  /s/ Su Zhonghao
Mr. Su Zhonghao, Chief Executive Officer

ARC China, Inc.

By:  /s/ Adam M. Roseman
Adam M. Roseman, Chief Executive Officer